ANNEX B

                               GROSSMAN'S INC.

                          1995 RESTRICTED STOCK PLAN

     I. Purpose. The purpose of this 1995 Restricted Stock Plan (the "Plan") is to advance the interests of Grossman's Inc. (the "Company") and its subsidiaries by enhancing the Company's ability to reward officers and key employees for their contributions to the success of the Company and its subsidiaries and to create an incentive for their efforts to increase the profitability of the Company and its subsidiaries.

     II. Effective Date. This Plan shall become effective on the date on which it is approved by the shareholders of the Company, although awards may be made prior to that time subject to such approval. Awards may thereafter be made pursuant to the terms of this Plan until December 31, 2005.

     III. Administration of the Plan. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the "Board") or by such other committee as the Board shall appoint from among its members and designate to administer the Plan (the "Committee"). The Committee shall be authorized, subject to the express provisions of this Plan, to adopt, amend and rescind rules for the administration of the Plan and its own proceedings, and to take all action necessary or appropriate to administer the Plan, to interpret its provisions, and to decide all questions and resolve all disputes which may arise in connection therewith. Such determinations of the Committee shall be conclusive and shall bind all parties. The Committee shall consist of not fewer than two members of the Board, all of whom shall be "disinterested persons" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act").

     IV. Eligibility. Officers and key employees of the Company or its subsidiaries shall be eligible to receive awards pursuant to the Plan ("Awards"). To the extent that their eligibility would cause them to fail to be "disinterested persons" within the meaning of Rule 16b-3 under the Exchange Act, members of the Committee and directors who are not employees shall not be eligible to receive Awards. Receipt of an Award shall not preclude an officer or employee from receiving additional awards under this Plan or any other plan of the Company.

     V. Shares Subject to Plan. Awards made pursuant to the Plan shall consist of shares of the Company's Common Stock, par value $.01 per share (the "Shares"). Shares awarded pursuant to the Plan shall in the discretion of the Committee be authorized but unissued Shares or Shares held in treasury. The aggregate number of Shares which may be issued under this Plan (excluding forfeited and reissued Shares described below) shall not exceed 250,000, subject to adjustment by the Committee in the event of a stock dividend, stock split, combination of Shares, recapitalization, or other change in the Company's Common Stock. Shares which are forfeited as provided herein may be reissued pursuant to this Plan.

     VI.  Terms and Conditions of the Plan.

  A.  Grant of Awards.

     Subject to the express provisions of this Plan, the Committee shall have the sole authority and discretion (i) to make Awards to such eligible employees as the Committee shall select at such times as the Committee shall determine, and (ii) to determine the size of each such Award and the terms and conditions thereof (including any provisions relating to forfeiture in addition to those required herein). In making an Award, the Committee may require a cash or other payment from the person to whom an Award is made
(the "Recipient"), unless it shall determine that the consideration from the Recipient to the Company for services

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rendered in excess of the compensation otherwise paid to the
Recipient prior to or at the time of the Award is at least equal to the par value of the Shares being issued. Each Recipient shall, as a condition of receiving any Award hereunder, enter into a Restricted Stock Agreement with the Company setting forth the terms and conditions of the Award, including forfeiture provisions, in such form as the Committee shall determine, and a stock certificate registered in the name of the Recipient shall be issued under the conditions set forth in Section V.C. below.

  B.  Terms of Awards.

     An Award shall consist of a specified number of Shares, and shall be subject to such terms and conditions as are set forth in the Restricted Stock Agreement.

  C.  Stock Certificates.

     Prior to the time specified in the Restricted Stock Agreement when a portion of an Award ceases to be subject to forfeiture, the stock certificates representing Shares constituting that portion of the Award shall bear a legend indicating the restrictions thereon. Recipients shall receive all dividends, stockholder communications and proxy materials with regard to the Shares constituting Awards. A certificate or certificates for forfeited Shares shall be returned to the Company. A Recipient shall be entitled to any dividends or other distributions attributable to forfeited Shares paid after forfeiture of such Shares with respect to a record date prior to forfeiture.

  D.  Payment.

     On the date specified in the Restricted Stock Agreement that a portion of an Award ceases to be subject to forfeiture, a Recipient shall be entitled to delivery of unlegended certificates representing Shares which have vested and the Shares represented thereby shall cease to be subject to forfeiture.

     VII. Nontransferability of Awards. No Shares, nor any interest therein, shall be transferable by the Recipient (by sale, pledge, gift or otherwise) prior to a Vesting Date, otherwise than by will or by the laws of descent and distribution, and Shares shall be delivered only to the Recipient or, in the case of his death, to his estate.

     VIII. Tax Matters. The Committee shall require a Recipient receiving an Award hereunder to reimburse the Company for any taxes required by any government to be withheld or otherwise deducted and paid by the Company or any of its subsidiaries in respect of the issuance of Shares pursuant to the Award. In lieu thereof, the Company shall have the right to withhold the amount of such taxes from any other sums due or to become due from the Company to the Recipient upon such terms and conditions as the Committee shall prescribe. Subject to the consent of the Committee, a Recipient may make an irrevocable election to have Shares otherwise issuable under an Award withheld, tender back to the Company Shares received pursuant to an Award or deliver to the Company previously acquired Shares having a fair market value sufficient to satisfy all or part of the Recipient's estimated tax obligations associated with the transaction. Such election must be made by a Recipient prior to the date on which the relevant tax obligation arises. The Committee may disapprove of any election and may limit, suspend or terminate the right to make such elections.

     IX. Delivery of Shares. Recipients of Shares shall cooperate to effect delivery thereof in accordance with the terms of all federal and state laws and regulations as interpreted by counsel for the Company. Without in any way limiting the generality of the foregoing, the Company may require that the certificates representing Shares awarded hereunder bear a legend restricting the transfer thereof except upon compliance with the conditions of the Award, as stated herein and in the Restricted Stock Agreement relating thereto, and the federal and state securities laws; and that each Recipient, as a condition of such delivery, make such

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representations or agreements, if any, as may be required in the opinion of such counsel to avoid violation of any laws or regulations, including without limitation the registration or other provisions of the Securities Act of 1933.

     X. Employment Rights. Neither the adoption of the Plan nor the granting of Awards shall confer upon any Recipient the right to continued employment with the Company or its subsidiaries, nor affect in any way the right of the Company or its subsidiaries to terminate the employment of any Recipient at any time.

  XI.  Adjustment, Amendment and Termination.

     A. The Committee may adjust the number of Shares awarded to Recipients and otherwise adjust the Plan to take into consideration material changes in accounting practices or principles, recapitalizations, mergers, consolidations, stock splits, acquisitions or dispositions of stock or property, changes in fiscal year, or other events, if it is determined by the Committee that such adjustment is appropriate to avoid distortion in the operation of the Plan.

     B. The Committee may cease making awards hereunder at any time, but in no event shall an Award be made after December 31, 2005. The Plan may be terminated, amended or modified at any time by the Board; provided, however, that the Board may not, without the affirmative vote of the shareholders, (i) increase the maximum number of Shares which may be issued under the Plan in the aggregate or to any one Recipient (except in the case of any adjustment as provided in paragraphs V. and XI.A), (ii) extend beyond December 31, 2005 the date after which Awards may no longer be made, or (iii) provide for administration of the Plan other than by a committee consisting of directors of the Company not eligible to receive Awards under the Plan.

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